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                                                                  EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
FOR ADDITIONAL INFORMATION CONTACT:


Thomas A. H. White
Vice President,
Investor Relations
423.755.8996

Linnea R. Olsen
Director,
Corporate Relations
207.575.4452

UnumProvident Corporation

1 FOUNTAIN SQUARE, CHATTANOOGA, TN 37402
2211 CONGRESS STREET, PORTLAND, ME  04122
www.unumprovident.com
G-71917 (Rev. 5-01)

May 7, 2002

                        UnumProvident Corporation Reports
                         First Quarter of 2002 Earnings

                               -------------------

       Portland, ME and Chattanooga, TN - UnumProvident Corporation (NYSE: UNM) today reported after-tax operating income before special items and net realized investment losses of $151.1 million ($0.62 per diluted common share) for the first quarter of 2002. These results compare to $147.6 million ($0.61 per diluted common share) for the first quarter of 2001.

       Net income for the first quarter of 2002 was $73.8 million ($0.30 per diluted common share) compared to $182.0 million ($0.75 per diluted common share) in the first quarter of 2001. The net income results for the first quarter of 2001 include a special item which increased net income by $35.2 million ($0.14 per diluted common share) related to a tax benefit on the Company's investment in the foreign reinsurance operations. Also included in the net income results are net realized after-tax investment losses of $77.3 million ($0.32 per diluted common share) in the first quarter of 2002 and $0.8 million in the first quarter of 2001.

       Chairman, President and Chief Executive Officer J. Harold Chandler said, "We are generally pleased with our results for the quarter, especially in light of the very challenging business and financial environment. The quarter also reflects the actions we have taken over the past several years to enhance our ability to meet the changing needs of our customers and producers."




(C)2001 and 2002 UnumProvident Corporation. UnumProvident, the combined name and logo is a service mark of UnumProvident Corporation. All rights reserved.




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       Chandler continued, "The focus for the balance of the year will be on those areas of the business which are not meeting our objectives, while also building on the momentum we have established in the marketplace."

Results by Segment
------------------

       The Employee Benefits segment, which includes group disability, group life, accidental death and dismemberment coverages ("AD&D"), group long-term care, and the results of managed disability, reported income before net realized investment gains and losses and federal income taxes ("income") of $132.5 million in the first quarter of 2002, compared to $135.8 million in the first quarter of 2001.

       Within the segment, the group disability line reported income of $87.0 million compared to $86.6 million in the prior year first quarter. The flat operating performance was driven by growth in earned premium of 8.0 percent, which was offset by both a slightly higher benefit ratio and operating expense ratio. The benefit ratio for group disability in the first quarter of 2002 was
83.3 percent compared to 83.1 percent one year ago. The change in the benefit ratio was primarily due to higher incidence in the Company's long-term disability business, which was partly offset by improved risk experience in the short-term disability business.

       Also within the Employee Benefits segment, the group life, AD&D, and group long-term care lines of business reported income of $41.3 million, compared to income of $45.9 million in the year ago quarter. The decline was primarily the result of lower income from the group life line of business, which offset improved results in the group long-term care and AD&D lines of business.

       Premium income for the Employee Benefits segment increased 9.0 percent to $1,147.9 million in the first quarter of 2002, compared to $1,053.0 million in the first quarter of 2001. New annualized sales (submitted date basis) for group long-term disability increased 13.6 percent to $79.3 million in the first quarter of 2002, from $69.8 million in the first quarter of 2001. New annualized sales (submitted date basis) for group short-term disability fully-insured products increased 34.2 percent to $36.5 million in the first quarter of 2002, from $27.2 million in the first quarter of 2001, while group short-term disability administrative services only (ASO) premium equivalents increased
100.0 percent to $12.0 million in the first quarter of 2002, from $6.0 million in the first quarter of 2001. New annualized sales (submitted date basis) for group life, AD&D, and group long-term care increased 16.5 percent to $67.9 million in the first quarter of 2002, from $58.3 million in the first quarter of 2001, driven by strong sales growth in the Company's Unum Limited operation.

       Premium persistency in the Company's long-term disability block improved to 86.6 percent for the first quarter of 2002 compared to 83.7 percent in the first quarter of 2001. Persistency also improved in the short-

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term disability line relative to a year ago, but was relatively flat with the prior year in the group life line of business. The additional amortization of deferred policy acquisition costs for persistency adjustments in the first quarter of 2002 totaled $9.5 million in the Employee Benefits segment, compared to $20.3 million in the first quarter of 2001. The profitability of the terminated business in this segment is less than that of the in-force business.

       The Individual segment includes results from the individual disability and individual long-term care lines of business. The Individual segment reported income of $68.8 million in the first quarter of 2002, compared to $84.9 million in the first quarter of 2001.

       Within this segment, the individual disability line of business reported income of $68.4 million in the first quarter of 2002, compared to income of $84.0 million in the year ago quarter. The decline is primarily due to increased claim incidence, which more than offset higher net investment income. Income in the individual long-term care line of business was $0.4 million for the first quarter of 2002 compared to $0.9 million for the same period of 2001. The lower income in this line primarily resulted from a higher benefit ratio, caused by lower claim resolutions.

       Premium income in the Individual segment increased 0.3 percent to $463.1 million in the first quarter of 2002, compared to $461.7 million in the first quarter of 2001. New annualized sales in the individual disability line totaled $28.9 million in the first quarter of 2002, compared to $28.7 million in the first quarter of 2001. New annualized sales in the individual long-term care line totaled $12.0 million in the first quarter of 2002, compared to $11.8 million in the first quarter of 2001.

       The Voluntary Benefits segment, which includes the results of products sold to groups of employees through payroll deduction at the workplace, reported income of $39.6 million in the first quarter of 2002, compared to $40.4 million in the first quarter of 2001, a decline of 2.0 percent. Premium income for this segment increased 5.0 percent to $205.3 million in the first quarter of 2002, compared to $195.5 million in the first quarter of 2001. Total revenue growth was 2.6 percent in the first quarter of 2002, increasing to $237.5 million from $231.4 million in the year ago quarter. New annualized sales in this segment increased 23.3 percent to $81.4 million in the first quarter of 2002, from $66.0 million in the first quarter of 2001. The benefit ratio in this segment was stable in the first quarter of 2002 at 60.6%.

       The Other segment, which includes results from products no longer actively marketed, reported income of $9.5 million in the first quarter of 2002, compared to $10.6 million in the year ago quarter.

       The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, amortization of goodwill for the prior year period,

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and certain corporate expenses, reported a loss of $29.0 million in the first quarter of 2002, compared to a loss of $45.0 million in the first quarter of 2001.

       As of March 31, 2002, book value per common share was $23.61, compared to $24.09 a year ago. Book value per share excluding net unrealized gains and losses on securities was $24.04, compared to $22.83 a year ago.

       UnumProvident Corporation senior management will host a conference call on Wednesday, May 8 at 9:00 a.m. (eastern) to discuss the results of operations for the first quarter and may include forward-looking information, such as guidance on future results or trends in operations, as well as other material information. The dial-in number is (913) 981-5543. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only mode. About fifteen minutes prior to the start of the call, you should access the "Investor and Shareholder Information" section of our website. A replay of the call will be available by telephone and on our website through Wednesday, May 15.

       The subsidiaries of UnumProvident Corporation offer a comprehensive, integrated portfolio of products and services backed by industry-leading return-to-work resources and disability expertise. UnumProvident is the world leader in protecting income and lifestyles through its comprehensive offering of group, individual, and voluntary benefits products and services. UnumProvident has operations in the United States, Canada, the U.K., Japan, and elsewhere around the world.

       A "safe harbor" is provided for "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative or regulatory changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of claim-related litigation, and effectiveness with supporting product offerings and providing customer service. For further information of risks and uncertainties that could affect actual results, see the sections entitled "Cautionary Statement Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Form 10-K for the fiscal year ended December 31, 2001. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

                                       ###

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                               DIGEST OF EARNINGS
                                   (Unaudited)
                      UnumProvident Corporation (UNM:NYSE)
                                and Subsidiaries

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

                                                                      Three Months
($ in millions except share data)                                    Ended March 31
---------------------------------------------------------- --------------------------------
                                                                2002            2001
---------------------------------------------------------- ---------------- ---------------

Revenue Excluding Net Realized Investment Loss                  $2,416.2        $2,342.1
---------------------------------------------------------- ---------------- ---------------

Income Before Special Items and Net Realized Investment           $151.1          $147.6
Loss
---------------------------------------------------------- ---------------- ---------------

Income Before Net Realized Investment Loss                        $151.1          $182.8
---------------------------------------------------------- ---------------- ---------------

Net Income                                                         $73.8          $182.0
---------------------------------------------------------- ---------------- ---------------

Average Shares - Basic                                       242,597,271     241,410,912
---------------------------------------------------------- ---------------- ---------------

Average Shares - Assuming Dilution                           244,119,569     243,201,202
---------------------------------------------------------- ---------------- ---------------

Income Per Share Before Special Items and Net Realized             $0.62           $0.61
Investment Loss - Basic
---------------------------------------------------------- ---------------- ---------------

Income Per Share Before Net Realized Investment Loss -             $0.62           $0.76
Basic
---------------------------------------------------------- ---------------- ---------------

Net Income Per Share - Basic                                       $0.30           $0.75
---------------------------------------------------------- ---------------- ---------------

Income Per Share Before Special Items and Net Realized             $0.62           $0.61
Investment Loss - Assuming Dilution
---------------------------------------------------------- ---------------- ---------------

Income Per Share Before Net Realized Investment Loss -             $0.62           $0.75
Assuming Dilution
---------------------------------------------------------- ---------------- ---------------

Net Income Per Share - Assuming Dilution                           $0.30           $0.75
---------------------------------------------------------- ---------------- ---------------

Book Value                                                        $23.61          $24.09
---------------------------------------------------------- ---------------- ---------------

Book Value Excluding Net Unrealized Gains and Losses on           $24.04          $22.83
Securities
---------------------------------------------------------- ---------------- ---------------

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